[ARTHUR ANDERSEN LLP LETTERHEAD]




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

June 14, 2002


Dear Sir/Madam:

We have read paragraphs 2, 3 and 4 of Item 4 included in the Form 8-K dated June 14, 2002 of Oshkosh Truck Corporation (the Company) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP



Copy to:  Mr. Charles L. Szews, Oshkosh Truck Corporation